                                                                  EXHIBIT (a)(1)

                          DATATRAK INTERNATIONAL, INC.
           (FORMERLY KNOWN AS COLLABORATIVE CLINICAL RESEARCH, INC.)

                        OFFER TO PURCHASE FOR CASH UP TO
                         3,300,000 OF ITS COMMON SHARES
                             AT A PURCHASE PRICE OF
                                $6.00 PER SHARE

 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON MONDAY, AUGUST 9, 1999, UNLESS THE OFFER IS EXTENDED.

     DataTRAK International, Inc., an Ohio corporation, formerly known as Collaborative Clinical Research, Inc. (the "Company"), hereby invites its shareholders to tender its common shares, without par value (the "Shares"), to the Company at $6.00 per Share, net to the seller in cash (the "Purchase Price"), as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, accept for payment, and thereby purchase, up to 3,300,000 Shares validly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 3,300,000 Shares pursuant to the Offer. In the event more than 3,300,000 Shares are validly tendered and not withdrawn, the Company will accept for payment, and thereby purchase, Shares, other than Odd Lots, on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional Shares) upon the terms and subject to the conditions of the Offer. See Section
1. Shares not purchased because of proration will be returned at the Company's expense.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. SHAREHOLDERS MUST INDIVIDUALLY MAKE THE DECISION WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES CONTROLLED BY SUCH PERSONS INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

     The Shares are traded on Nasdaq National Market ("Nasdaq") under the symbol "DATA." On July 9, 1999, the last full trading day prior to the announcement of the Offer, the closing sales price per Share as reported on Nasdaq was $5.31. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See
Section 7.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

                      THE DEALER MANAGER FOR THE OFFER IS:

                           MCDONALD INVESTMENTS INC.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.
                            ------------------------

                                   IMPORTANT

     Any shareholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver such Letter of Transmittal, together with any required signature guarantee, and any other required documents to National City Bank (the "Depositary"), and either mail or deliver the certificates for such tendered Shares to the Depositary (together with any other documents required by the Letter of Transmittal) or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     TO VALIDLY TENDER SHARES, SHAREHOLDERS MUST COMPLETE AND EXECUTE THE LETTER OF TRANSMITTAL.

                                TABLE OF CONTENTS

SECTION                                                                     PAGE
-------                                                                     ----
SUMMARY                                                                       ii

FACTORS THAT MAY AFFECT FUTURE RESULTS                                        iv

INTRODUCTION                                                                  1

THE OFFER                                                                     5

1.  Number of Shares; Proration                                               5

2.  Purpose of the Offer; Certain Effects of the Offer                        7

3.  Procedures for Tendering Shares                                           9

4.  Withdrawal Rights                                                         13

5.  Purchase of Shares and Payment of Purchase Price                          14

6.  Certain Conditions of the Offer                                           15

7.  Price Range of Shares                                                     17

8.  Source and Amount of Funds                                                18

9.  Certain Information Concerning the Company                                18

10. Interest of Directors and Officers and Principal
    Shareholders; Transactions and Arrangements Concerning Shares             23

11. Effects of the Offer on the Market for Shares; Registration
    Under the Exchange Act                                                    25

12. Certain Legal Matters; Regulatory Approvals                               26

13. Certain United States Federal Income Tax Consequences                     26

14. Extension of the Offer; Termination; Amendment                            28

15. Fees and Expenses                                                         29

16. Miscellaneous                                                             30

FURTHER INFORMATION                                                           31

                                     SUMMARY

         This general summary is provided for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Purchased    3,300,000 Shares (or such lesser number of
                                    Shares as are validly tendered and not
                                    withdrawn).

Purchase Price                      $6.00 per Share, net to the Seller in
                                    cash. All Shares acquired in the Offer will be acquired at the Purchase Price.

Conditions to the Offer             The Offer is subject to certain  conditions.
                                    See Section 6.

How to Tender Shares                See Section 3. Call the Information Agent at
                                    (800) 322-2885 or consult your broker for assistance.

Brokerage Commissions               Tendering shareholders who hold Shares in
                                    their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions.
                                    Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether the transaction costs are applicable if shareholders tender
                                    Shares through the brokers or banks and not directly to the Depositary.

Stock Transfer Tax                  None, if payment is made to the registered
                                    holder.

Expiration and Proration Dates      August 9, 1999 at 5:00 p.m. Eastern Daylight
                                    Savings Time, unless extended by the
                                    Company.

Payment Date                        As soon as practicable after the Expiration
                                    Date, as defined in Section 1.

Position of the Company and
  its Board of Directors            Neither the Company nor its Board of
                                    Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares.

Withdrawal Rights                   Tendered Shares may be withdrawn at any time
                                    until 5:00 p.m., Eastern Daylight Savings
                                    Time on August 9, 1999 and, unless
                                    previously purchased, after 5:00 p.m.,
                                    Eastern Daylight Savings Time on September
                                    7, 1999. See Section 4.

Proration                           In the event more than 3,300,000 Shares are
                                    validly tendered and not withdrawn, the
                                    Company will accept for payment, and thereby purchase Shares, other than Odd Lots, on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional
                                    Shares).

Odd Lots There will be no proration of Shares tendered by any shareholder who owns beneficially fewer than 100 Shares on July 9, 1999 and on the Expiration Date and who tenders all of such Shares prior to the Expiration Date and who checks the "Odd Lots" box in the Letter of Transmittal. See
                                    Section 1.

                     FACTORS THAT MAY AFFECT FUTURE RESULTS

         Certain sections in this Offer to Purchase, including the "Summary," "Introduction" and "Purpose of the Offer; Certain Effects of the Offer," "Source and Amount of Funds," "Effects of the Offer on the Market for Shares; Registration Under the Exchange Act" and "Certain Legal Matters; Regulatory Approvals" contain certain forward-looking statements based on management's current beliefs, estimates and assumptions concerning the operations, future results and prospects of the Company and the clinical pharmaceutical research industry in general. All statements addressing operating performance, events or developments that management anticipates will occur in the future, including statements related to future revenue, profits, expenses, income and earnings per share or statements expressing general optimism about future events are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are subject to the safe harbors created in the Exchange Act. In addition, words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words, and similar expressions are intended to identify forward-looking statements.

         The statements described in the preceding paragraph constitute "forward-looking statements" within the meaning of Section 21E of the Exchange Act. Because these statements are based on a number of beliefs, estimates and assumptions that could cause actual results to materially differ from those in the forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate.

         Any number of factors could affect future operations and results, including the following: risk factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1998; the ability of the Company to absorb corporate overhead and other fixed costs in order to develop new software; the development of and fluctuations in the market for electronic data capture technology; fluctuation in costs and expenses; the degree of the Company's success in obtaining new contracts; continued unreliability of the Internet infrastructure; dependence on key personnel; governmental regulation; potential impact of health care reform; the Company's limited operating history and lack of profitable operations; the Year 2000 issue; fluctuations in quarterly results; the early stage of the DataTRAK business and operations; general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not exclusive.

         Forward-looking statements are subject to the safe harbors created in the Exchange Act. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TO THE HOLDERS OF COMMON SHARES OF:
DATATRAK INTERNATIONAL, INC.
  (FORMERLY KNOWN AS COLLABORATIVE
    CLINICAL RESEARCH, INC.)

                                  INTRODUCTION

         DataTRAK International, Inc., an Ohio corporation, formerly known as Collaborative Clinical Research, Inc. (the "Company"), hereby invites its shareholders to tender its common shares, without par value (the "Shares"), to the Company at $6.00 per Share, net to the seller in cash (the "Purchase Price"), as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

         The Company will, upon the terms and subject to the conditions of the Offer, accept for payment, and thereby purchase, up to 3,300,000 Shares validly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price. In the event more than 3,300,000 Shares are validly tendered and not withdrawn, the Company will accept for payment, and thereby purchase, Shares, other than Odd Lots, on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional Shares) upon the terms and subject to the conditions of the Offer. See Section 1. Shares not purchased because of proration will be returned at the Company's expense to the shareholders who tendered such Shares. The Company reserves the right, in its sole discretion, to purchase more than 3,300,000 Shares pursuant to the Offer. See Section 14.

         The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See
Section 6.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. SHAREHOLDERS MUST INDIVIDUALLY MAKE THE DECISION WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES CONTROLLED BY SUCH PERSONS INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

         Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 3,300,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered and not withdrawn, the Company will accept Shares first from all Odd Lot Holders (as defined in Section
1) who validly tender, and not withdraw, all their Shares and then on a pro rata basis from all other shareholders who validly tender, and not withdraw, Shares. See Section 1.

         The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Shareholders holding Shares registered in the name of brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through the brokers or banks and not directly to the Depositary.

         Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the substitute Form W-9 included as part of the Letter of Transmittal may be subject to required United States federal income tax back-up withholding of 31% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the Offer. See Section 3.

         The Company will pay all fees and expenses of McDonald Investments Inc. ("McDonald" or the "Dealer Manager"), MacKenzie Partners, Inc. ("MacKenzie" or the "Information Agent") and National City Bank ("the Depositary") incurred in connection with the Offer. See Section 15.

         The Board of Directors has determined that the Company's financial condition, outlook and current market conditions, including the recent trading prices of the Shares and the sale of the Clinical Business, make this an attractive time to utilize the Company's cash reserves to repurchase a significant portion of the issued and outstanding Shares. In the view of the Board of Directors, the Offer presents an opportunity to provide shareholders with a return on their investment and represents an attractive investment for the Company that should benefit the Company and its shareholders over the long term. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long-term corporate goal of seeking to increase shareholder value.

         The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity, subject to the terms and conditions of the Offer, to sell those Shares for cash without, where Shares are tendered by the registered owner thereof directly to the Depositary, the usual transaction costs associated with open market sales. In addition, the Offer may give shareholders the opportunity to sell at prices greater than market prices prevailing prior to the announcement of the Offer. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets (subject to the Company's right to issue additional Shares and other equity securities in the future). In determining whether to tender Shares pursuant to the Offer, shareholders should consider the possibility that they may be able to sell their Shares in the future on Nasdaq or otherwise at a net price higher than the Purchase Price. Shareholders should also consider the possibility that, following completion of the Offer, they may not be able to sell their Shares in the future on Nasdaq or otherwise at a net price as high as the Purchase Price. In particular, shareholders should consider that the Company may not satisfy Nasdaq listing standards. See Sections 2 and 11.

         As of the close of business on July 9, 1999, the Company had 6,465,872 issued and outstanding Shares and 1,077,208 Shares reserved for issuance upon the exercise of options to purchase Shares granted under the Company's stock option plans (collectively, the "Plans"). Of these reserved Shares, 467,050 options have been granted and are exercisable; however 139,434 of these options have an exercise price above the Purchase Price. See Section 10. The Company is not, in connection with the Offer, offering to cancel for cash any Options outstanding under the Plans and tenders of Options will not be accepted. See Section 3.

         The 3,300,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 51.0% of the Shares outstanding on July 9, 1999 (approximately 47.6% assuming exercise of outstanding exercisable Options). The Shares are listed and traded on Nasdaq under the symbol "DATA." On July 9, 1999, the last full trading day prior to the announcement of the Offer, the closing sales price per Share as reported on Nasdaq was $5.31. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 7.

         Recent Developments. In December 1998, the Company entered into a definitive agreement to sell its Clinical Business (the operation of a multi-specialty site management organization that provided clinical research services to companies in the clinical pharmaceutical, biotechnology, contract research organization and medical device research industries) to The West Company, Incorporated ("West"). This sale was approved by the Company's shareholders on April 14, 1999, and the Clinical Business was sold to West on April 20, 1999. The Company received $16.8 million, subject to certain transaction costs and various adjustments for the working capital and the collection of net accounts receivable of the Clinical Business. At this point, the Company expects that, after adjustments, it will retain $15.6 million of the purchase price paid by West.

         As the sale of the Clinical Business has transferred substantially all of the Company's backlog to West; the Company will no longer generate revenue from or fund the operations of the Clinical Business. Consequently, the DataTRAK business is the sole source of the Company's revenue and the sole draw on the Company's working capital. Approximately 95% of the Company's assets, or approximately $39.0 million, are held in cash, restricted cash, cash equivalents and short-term investments. The Company expects that it will be required to fund its continuing operations from working capital.

         The DataTRAK business uses a technology platform that consists of Windows(TM) compatible software and intranet hardware known as DataTRAK EDC(TM) to provide electronic data capture and information technology services to various clinical trial sponsors to assist in the more timely completion of clinical trials. The Company is currently developing the DataTRAK business, has recognized minimal revenue from this business to date, and has experienced significant losses and negative cash flow from these operations since the start of this business. The Company anticipates that its operating results will fluctuate significantly from period to period. There can be no assurance of the long-term future prospects of the DataTRAK business. See Section 9.

         Based on its previous experience in clinical trials, however, the Company believes that development of an effective electronic data capture technology presents significant long-term opportunities for revenue and earnings growth. The Company purchased a fully operational and marketable software application, now known as DataTRAK EDC(TM), designed to manage data collected in clinical pharmaceutical trials in January 1998. The Company currently markets the DataTRAK EDC(TM) software, and the software is being used in ongoing clinical trials. Additionally, since its purchase of the software, the Company has devoted resources to upgrade, modify and improve the software application, to expand its available uses within the field of clinical pharmaceutical research, and to research and develop the available markets for the commercialization of the software.

         The Board of Directors of the Company has worked with the Company's management and various outside consultants to determine the market viability and technological strengths of DataTRAK EDC(TM). The Company estimates a capital expenditure of $2.0 to $2.5 million within a two-year time frame on continued commercialization and product development in order to more successfully compete within the currently emerging market for electronic data capture software applications.

           During 1998, the Company began exploring various strategic alliances and other opportunities to realize the value of the DataTRAK business. The possibilities included: a strategic alliance under a "consortium" arrangement similar in structure to federal consortium grants under which the continued DataTRAK EDC(TM) software development would be conducted through a collaborative arrangement between the Company and one or more participating institutions, such as pharmaceutical and medical device companies, who would share financial resources and data; the sale of the DataTRAK business; a merger with another entity; or the use of the proceeds from the sale of the Clinical Business to provide working capital for the further development of the DataTRAK business. While the Company has received expressions of interest from various parties in establishing a partnership to develop and implement the DataTRAK technology, it is not engaged in any discussions or negotiations concerning a sale or merger of the Company.

         On June 26, 1999, the Company signed a nonexclusive three-year, software license and master services agreement (the "Quintiles Agreement") with Quintiles, Inc., the product development service group of Quintiles Transnational Corp., the market leader in providing a full range of integrated product development and commercialization solutions to the pharmaceutical, biotechnology and medical device industries. Prior to signing the Quintiles Agreement, the Company and Quintiles had agreed to use the DataTRAK EDC(TM) software in one clinical trial.

         Under the software-licensing portion of the Quintiles Agreement, Quintiles has a license to use the Company's five DataTRAK modules. Under the services portion of the Quintiles Agreement, the Company will also train and provide help desk assistance to Quintiles employees, investigative site personnel, and representatives of clinical trial sponsors in the use of the DataTRAK EDC(TM) software. In addition, pursuant to the agreement, Quintiles and the Company have set up a steering committee with representatives from each company to address various issues under the agreement, including software development, data warehousing and joint marketing efforts.

         During the term of the Quintiles Agreement, the Company is free to continue exploring strategic alliances, consortium arrangement and other opportunities to realize the value of the DataTRAK business. While the Company has received indications of interest from various parties since signing the Quintiles Agreement, no discussions are currently underway.

         Although the Quintiles Agreement provides volume-pricing discounts based on the volume of data entered using the DataTRAK EDC(TM) software, it does not obligate Quintiles to use the software. There can be no assurance that revenues from the Quintiles Agreement will be sufficient either to fund continued DataTRAK EDC(TM) commercialization and product development or to compete successfully in the EDC software applications market.

                                    THE OFFER

1.       NUMBER OF SHARES; PRORATION.

         Upon the terms and subject to the conditions of the Offer, the Company will purchase 3,300,000 Shares or such lesser number of Shares as are validly tendered and not withdrawn prior to the Expiration Date (as defined below) at a price of $6.00 per Share, net to the seller in cash.

         The term "Expiration Date" means 5:00 p.m., Eastern Daylight Savings Time, on Monday, August 9, 1999, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer.

         The Company reserves the right, in its sole discretion, to purchase more than 3,300,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase, pursuant to the Offer, an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 14. In the event of an over-subscription of the Offer, Shares tendered prior to the Expiration Date (other than Odd Lots) will be subject to proration, as described below. The proration period also expires on the Expiration Date.

         If:

         - --   the Company changes the Purchase Price from $6.00 per Share;

           --   the Company materially increases the Dealer Manager fee;

           -- the Company increases the number of Shares being sought in the Offer and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares; or

           --   the Company decreases the number of Shares being sought;

         AND

         - -- the Offer is scheduled to expire at any time earlier than the expiration of the period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in
                Section 14,

         then the Offer will be extended until the expiration of such period of ten business days.

         THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

         If the number of Shares validly tendered and not withdrawn prior to the Expiration Date is less than or equal to 3,300,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, accept for payment and thereby purchase, all Shares so tendered at the Purchase Price. All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date. The Company reserves the right, in its sole discretion to purchase more than 3,300,000 Shares pursuant to the Offer. See Section 14.

         Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 3,300,000 Shares (or such greater number of Shares as the Company may elect to purchase) have been validly tendered, and not withdrawn, prior to the Expiration Date, the Company will accept for payment and therefore purchase validly tendered Shares on the basis set forth below:

         (a) first, all Shares validly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

                  (1) tenders all Shares owned beneficially or of record by such Odd Lot Holder (tenders of less than all the Shares owned by such Odd Lot Holder will not qualify for this preference); and

                  (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

         (b) second, after the purchase of all of the foregoing Shares, all other Shares validly tendered, and not withdrawn, prior to the Expiration Date, on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional Shares), as described below.

         Odd Lots. For purposes of the Offer, the term "Odd Lots" means all Shares validly tendered prior to the Expiration Date and not withdrawn by any person (an "Odd Lot Holder") who owned beneficially or of record as of the close of business on July 9, 1999, and who continues to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. In order to qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders by an Odd Lot Holder or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discount in a sale of the holder's Shares. Any Odd Lot Holder wishing to tender all of such holder's Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

         The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tenders all Shares beneficially owned and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

         Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, will be based on the ratio of the number of Shares validly tendered and not properly withdrawn by such shareholder to the total number of Shares validly tendered and not properly withdrawn by all shareholders, other than Odd Lot Holders. Because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not properly withdrawn, and because of the Odd Lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately five business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

         As described in Section 13, the number of Shares that the Company will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder's decision whether or not to tender Shares.

         This Offer to Purchase and the related Letter of Transmittal will be mailed to shareholders who were record holders of Shares as of July 9, 1999, and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.       PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

         The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity, subject to the terms and conditions of the Offer, to sell such Shares for cash without, where Shares are tendered by the registered owner directly to the Depositary, the usual transaction costs associated with open market sales. In addition, Odd Lot Holders who hold Shares in their names and tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but also will avoid any applicable odd lot discount payable on a sale of their Shares in a transaction on Nasdaq.

         The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. Shareholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise, including in connection with a sale of the Company, at a net price higher than the Purchase Price. The Company can give no assurance, however, as to the price at which a shareholder may be able to sell Shares in the future. Shareholders should also consider the possibility that, following completion of the Offer, they may not be able to sell their Shares in the future on Nasdaq or otherwise at a net price as high as the Purchase Price. In particular, shareholders should consider that the Company may not satisfy Nasdaq listing standards. Such a delisting of the Shares could result in a substantial decrease in the liquidity of the Shares and have a material adverse effect on the market value of the Shares. See Section 11.

         The Board of Directors has determined that the Company's financial condition, outlook and current market conditions, including the recent trading prices of Shares and the sale of the Clinical Business, make this an attractive time to repurchase outstanding Shares. In the view of the Board of Directors, the Offer represents an attractive investment that should benefit the Company and its shareholders over the long term by reducing the number of outstanding shares and by increasing shareholder value by making cash payments to shareholders who tender outstanding shares. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long-term corporate goal of seeking to increase shareholder value. In approving the Offer, one of the directors dissented, stating that it was his view that the purchase price should be lower. The funds required to complete the Offer and pay related expenses will be provided from short-term investments, cash and cash equivalents. See Section 8.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES CONTROLLED BY SUCH PERSONS INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE
SECTION 10.

         The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. In particular, the Board of Directors may repurchase Shares in the open market beginning after the expiration of the period of ten business days after the Expiration Date. Future purchases by the Company may be on the same terms or on terms that are more or less favorable to shareholders than the terms of the Offer. Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company pursuant to this intention or otherwise will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

         Shares the Company acquires pursuant to the Offer will be held in the Company's treasury (unless and until the Company determines to retire any such Shares) and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules applicable to companies with shares traded on Nasdaq or any other securities exchange on which the Shares may be listed) for purposes including, but not limited to the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for the issuance of Shares repurchased pursuant to the Offer by the Company. The repurchased Shares will be authorized but unissued Shares.

         Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) any change in the present Board of Directors or management of the Company; (d) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (e) any other material change in the Company's corporate structure or business; (f) any change in the Company's Articles of Incorporation or Code of Regulations or other actions which may impede the acquisition of control of the Company by any person; (g) a class of equity security of the Company being delisted from a national securities exchange or ceasing to be authorized for quotation in an inter-dealer quotation system of a registered national securities association; (h) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (i) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.
         Dr. Alan G. Walton and Mr. Herbert L. Hugill have announced their intention to resign from the Board of Directors of the Company following the Company's annual meeting of shareholders for 1999.

3.       PROCEDURES FOR TENDERING SHARES.

         Valid Tender of Shares. For Shares to be validly tendered pursuant to the Offer (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., Eastern Daylight Savings Time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

         ODD LOT HOLDERS WHO TENDER ALL SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, IN THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

         SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER

TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

         Signature Guarantees and Method of Delivery. No signature guarantee is required if: (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) the Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED

DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service (the "IRS"), unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the United States Holder (as defined in Section 13 herein) also may be subject to a penalty imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13 herein)) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements can be obtained from the Depositary. See Instruction 12 of the Letter of Transmittal.

         Withholding for Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 31% of the gross payments payable to a Non-United States Holder or such Holder's agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-United States Holder meets those tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

         NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

         Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the shareholder's Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

         (a)      the tender is made by or through an Eligible Institution;

         (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

         (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

         Return of Tendered Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

         Company Option Plans. The Company is not offering, as part of the Offer, to cancel for cash any Options outstanding under the Company's Option Plans, and tenders of Options will not be accepted. Holders of Options who wish to participate in the Offer must exercise their Options and purchase Shares subject to the Option and then tender the Shares pursuant to the Offer; provided that, any exercise of an Option and tender of Shares is in accordance with the terms of the Option Plans and the Options and is in compliance with all applicable federal and state securities laws. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an Option cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

         Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. Questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its reasonable judgment, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. The Company's interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any notice.

         Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that, among other things, (a) the shareholder has a "net long position" (as defined in Rule 14e-4 promulgated by the Commission under the Exchange Act) in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering both (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

         CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4.       WITHDRAWAL RIGHTS.

         Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 5:00 p.m., Eastern Daylight Savings Time, on September 7, 1999.

         For a withdrawal to be effective, a notice of withdrawal must be in written form and transmitted by mail, overnight courier, hand-delivery, telegraph, telex or facsimile and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding. None of the Company, the Dealer Manager, the Depositary or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur liability for failure to give any notice. Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Shares are validly retendered prior to the Expiration Date by following one of the procedures described in Section 3.

         If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5.       PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

         Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company will accept for payment and thereby purchase Shares validly tendered, and not withdrawn, prior to the Expiration Date at the Purchase Price. For purposes of the Offer, the Company will be deemed to have accepted for payment, and therefore purchased, Shares that are validly tendered and not withdrawn (subject to the proration provisions of the Offer) only when and if it gives written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer.

         Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay the Purchase Price per Share for 3,300,000 Shares (subject to increase or decrease as provided in Section 14) validly tendered, or such lesser number of Shares as are validly tendered and not withdrawn as permitted in Section 4.

         The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

         In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the

Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five business days after the Expiration Date. Certificates for all Shares tendered and not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering shareholder at the Company's expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY BY REASON OF ANY DELAY IN MAKING PAYMENT. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

         The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

6.       CERTAIN CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after July 9, 1999, and prior to the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with acceptance for payment:

         (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer,
                  (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company, (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries, or (v) make it likely that the Shares would be delisted from trading on Nasdaq following the Offer;

         (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on July 9, 1999;

         (d) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person;

         (e)(i) any entity, person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before July 9, 1999), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares, or

                  (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the Board of Directors; or

         (f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's reasonable judgment, is or may have a material adverse significance to the Company or its subsidiaries.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or omission by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable judgment. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

7.       PRICE RANGE OF SHARES.

         The Shares are listed and traded on Nasdaq under the symbol "DATA." The following table sets forth, for the fiscal quarters indicated, the high and low closing per Share sales prices on Nasdaq as compiled from published financial sources in each of such fiscal quarters.


                                                              HIGH             LOW
                                                              ----             ---
Fiscal Year Ended December 31, 1997:

         1st Quarter                                          $12.75           $7.00
         2nd Quarter                                          $ 8.25           $5.75
         3rd Quarter                                          $ 7.38           $5.63
         4th Quarter                                          $ 6.63           $4.50

Fiscal Year Ended December 31, 1998:

         1st Quarter                                          $ 5.25           $3.75
         2nd Quarter                                          $ 4.75           $4.06
         3rd Quarter                                          $ 4.38           $2.69
         4th Quarter                                          $ 4.31           $2.50

Fiscal Year Ended December 31, 1999:

         1st Quarter:                                         $ 4.88           $4.00
         2nd Quarter                                          $ 5.13           $4.19

Third Quarter Through July 9, 1999                            $ 5.56           $5.19

         On July 9, 1999, the last full trading day prior to the announcement of the Offer, the closing per Share sales price as reported on Nasdaq was $5.31. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

8.       SOURCE AND AMOUNT OF FUNDS.

         Assuming the Company purchases 3,300,000 Shares pursuant to the Offer at the Purchase Price, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $20 million. The Company expects to fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses from available cash, short-term investments and cash equivalents.

         In December 1998, the Company entered into a definitive agreement to sell its Clinical Business (the operation of a multi-specialty site management organization that provided clinical research services to companies in the clinical pharmaceutical, biotechnology, contract research organization and medical device research industries) to West. This sale was approved by the Company's shareholders on April 14, 1999, and the Clinical Business was sold to West on April 20, 1999 (the "Closing Date"). The Company received $16.8 million, subject to certain transaction costs and various adjustments. At this point the Company expects that, after adjustments, it will retain $15.6 million of the purchase price paid by West. At July 9, 1999, the Company had available cash, restricted cash, cash equivalents and short term investments of approximately $39 million.


9.       CERTAIN INFORMATION CONCERNING THE COMPANY.

         GENERAL

         The Company was incorporated in the State of Ohio in 1991 under the name Collaborative Clinical Research, Inc. The Company provides electronic data capture and other services to companies in the clinical pharmaceutical, biotechnology, contract research organization and medical device research industries. The Company's principal executive office is located at 20600 Chagrin Boulevard, Cleveland, Ohio 44122.

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

         Following is a summary of certain historical consolidated financial information with respect to the Company for the periods indicated. The summary financial information (other than book value per share) set forth for the years ended December 31, 1997 and 1998 is summarized or prepared from the audited consolidated financial statements set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Company's 1998 Annual Report"). The financial information (other than book value per share) set forth below for the three months ended March 31, 1998 and 1999 is summarized or prepared from the unaudited consolidated financial statements set forth in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (the "Company's 1998 First Quarter Report") and for the quarter ended March 31, 1999 (the "Company's 1999 First Quarter Report"). The Company's 1998 Annual Report, the Company's 1998 First Quarter

Report and the Company's 1999 First Quarter Report are hereby incorporated herein by reference. More comprehensive financial information is included in such reports and the information below is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "Further Information."


                          DATATRAK INTERNATIONAL, INC.
              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                                                           Three Months
                                                   Year Ended                Ended
                                                  December 31,              March 31,
                                             ---------------------     --------------------
                                               1997         1998        1998        1999
                                             --------     --------     -------     -------
                                                 (In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenue                                      $ 17,327     $ 13,226     $ 2,364     $ 4,180
Direct costs                                   12,637       10,511       2,025       2,649
                                             --------     --------     -------     -------
Gross profit                                    4,690        2,715         339       1,531
Selling, general and administrative            10,009        8,969       2,657       2,518
expenses
Impairment charge                                  --        6,056          --          --
Special items                                   2,995        1,998       1,440          --
Depreciation and amortization                   1,015        1,155         270         249
                                             --------     --------     -------     -------
Loss from operations                           (9,329)     (15,463)     (4,028)     (1,236)
Other income (expense)                          1,888        1,467         465         167
                                             --------     --------     -------     -------
Loss before income taxes                       (7,441)     (13,996)     (3,563)     (1,069)
Income tax expense (benefit)                      (58)          80          55          40
                                             --------     --------     -------     -------
Net loss                                     $ (7,383)    $(14,076)    $(3,618)    $(1,109)
                                             ========     ========     =======     =======
Net loss per share:  basic                   $  (1.16)    $  (2.19)    $ (0.56)    $ (0.17)
                                             ========     ========     =======     =======
Shares used in the computation of basic
   net loss per share                           6,384        6,422       6,419       6,428
                                             ========     ========     =======     =======
Net loss per share:  diluted                 $  (1.16)    $  (2.19)    $ (0.56)    $ (0.17)
                                             ========     ========     =======     =======
Shares used in the computation of diluted
   net loss per share                           6,384        6,422       6,419       6,428
                                             ========     ========     =======     =======

                                              December 31,               March 31,
                                         ---------------------     ---------------------
                                           1997         1998         1998         1999
                                         --------     --------     --------     --------
                                               (In thousands, except per share data)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
   investments                           $ 33,613     $ 26,693     $ 33,269     $ 23,785
Working capital                            33,021       24,489       28,564       23,570
Total assets                               48,321       33,540       45,511       31,814
Long-term liabilities                          --           --           --           --
Accumulated deficit                        (7,347)     (21,423)     (10,965)     (22,532)
Total shareholders' equity                 42,350       28,238       38,735       27,155
Book value per common share(a)           $   6.60     $   4.40     $   6.03     $   4.22

----------------
(a) Book value per share is calculated as total shareholders' equity divided by the number of shares outstanding at the end of the period.


         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The following summary unaudited pro forma consolidated financial information gives effect to the sale of the Company's Clinical Business to The West Company, Incorporated ("West"), which occurred on April 20, 1999, and to the purchase of Shares pursuant to the offer, based on the assumptions described in the Notes to Summary Unaudited Pro Forma Consolidated Financial Information. It is assumed that the above described transactions occurred on the first date of each of the periods presented with respect to the statement of operations data, and at December 31, 1998 and March 31, 1999, with respect to the balance sheet data. Each period presented should be treated as a stand-alone period. The Summary Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with the Summary Historical Consolidated Financial Information and does not purport to be indicative of the results that would have been obtained had the above described transactions been completed at the dates indicated or the results that may be obtained in the future.

                          DATATRAK INTERNATIONAL, INC.
         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                                   Year Ended December 31, 1998       Three Months Ended March 31, 1999
                                -----------------------------------   ----------------------------------
                                              Pro Forma                            Pro Forma
                                Historical   Adjustments  Pro Forma   Historical  Adjustments  Pro Forma
                                ----------   -----------  ---------   ----------  -----------  ---------
                                                 (In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenue                          $ 13,226     $ 13,094     $   132     $ 4,180      $ 4,146     $    34
Direct costs                       10,511       10,047         464       2,649        2,497         152
                                 --------     --------     -------     -------      -------     -------
Gross profit (loss)                 2,715        3,047        (332)      1,531        1,649        (118)
Selling, general and
   administrative expenses          8,969        4,899       4,070       2,518        1,234       1,284
Impairment charge                   6,056        6,056          --          --           --          --
Special items                       1,998        1,245         753          --           --          --
Depreciation and
   amortization                     1,155          685         470         249          110         139
                                 --------     --------     -------     -------      -------     -------
Income (loss) from
   operations                     (15,463)      (9,838)     (5,625)     (1,236)         305      (1,541)
Other income (expense)              1,467         (212)      1,679         167         (105)        272
                                 --------     --------     -------     -------      -------     -------
Income (loss) before
 income taxes                     (13,996)     (10,050)     (3,946)     (1,069)         200      (1,269)
Income tax expense                     80           80          --          40           40          --
                                 --------     --------     -------     -------      -------     -------
Net income (loss)                $(14,076)    $(10,130)    $(3,946)    $(1,109)     $   160     $(1,269)
                                 ========     ========     =======     =======      =======     =======
Net loss per share:  basic       $ (2.19)                  $ (1.14)    $ (0.17)                 $ (0.37)
                                 =======                   =======     =======                  =======
Shares used in the
   computation of basic net
   loss per share                   6,422       (2,972)      3,450       6,428       (2,972)      3,456
                                 ========     ========     =======     =======      =======     =======
Net loss per share:  diluted     $  (2.19)                 $ (1.14)    $ (0.17)                 $ (0.37)
                                 ========                  =======     =======                  =======
Shares used in the
   computation of diluted
   net loss per share               6,422       (2,972)      3,450       6,428       (2,972)      3,456
                                 ========     ========     =======     =======      =======     =======

                                       December 31, 1998                       March 31, 1999
                              ----------------------------------    ------------------------------------
                                           Pro Forma                              Pro Forma
                              Historical  Adjustments  Pro Forma    Historical   Adjustments   Pro Forma
                              ----------  -----------  ---------    ----------   -----------   ---------
                                                (In thousands, except per share data)
BALANCE SHEET DATA:
Cash, cash equivalents and
   short-term investments     $ 26,693     $ (5,301)    $ 21,392     $ 23,785     $ (3,721)    $ 20,064
Working capital                 24,489       (5,314)      19,175       23,570       (5,503)      18,067
Total assets                    33,540      (10,476)      23,064       31,814      (10,193)      21,621
Long-term liabilities               --           --           --           --           --           --
Accumulated deficit            (21,423)      11,473       (9,950)     (22,532)      11,427      (11,105)
Total shareholders' equity      28,238       (7,686)      20,552       27,155       (7,736)      19,419
Book value per common share   $   4.40                  $   5.96     $   4.22                  $   5.61

     NOTES TO SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(a) The following assumptions were made in preparing the Summary Pro Forma Unaudited Consolidated Financial Information:

          (1) Pro forma adjustments include those relating to the sale of the Company's Clinical Business, the exercise of 327,616 Common Share options at exercise prices ranging from $0.15 to $5.88, and the effect of purchasing 3,300,000 Shares to be put in treasury at $6.00 per Share (the price to be paid per Share under the terms of the Offer). There can be no assurance that 327,616 Common Share options will be exercised or that the Company will purchase 3,300,000 Shares.

          (2) Expenses directly related to the Offer are assumed to be $350,000 and have been added to the cost of the Shares purchased.

(b) Pro forma adjustments to the statement of operations data for the year ended December 31, 1998 and the three months ended March 31, 1999 include:

          (1) The actual results of the Clinical Business for the applicable reporting period.

          (2) The gain resulting from the sale of the Clinical Business has been excluded from the unaudited pro forma consolidated statement of operations data.

(c) Pro forma adjustments to the balance sheet data at December 31, 1998 and March 31, 1999 include:

          (1) The net proceeds received from the sale of the Clinical Business per the terms of the Asset Purchase Agreement which would have been $13,863,000 at December 31, 1998 and $15,442,000 at March
               31, 1999.

          (2) The elimination of assets sold and liabilities assumed by West under the terms of the Asset Purchase Agreement for the sale of the Clinical Business.

          (3) The exercise of 327,616 Common Share options at exercise prices ranging from $0.15 to $5.88, and the purchase of 3,300,000 Shares at $6.00 per Share (the price to be paid per Share under the terms of the Offer) with available cash, cash equivalents and short-term investments and $350,000 for costs directly related to the Offer.

(d) Net loss per share is computed by dividing net loss by the weighted average common shares (basic earnings per share) and common share equivalents (diluted earnings per share), giving effect in the case of the pro forma amounts to the Common Share options exercised and Shares repurchased as contemplated herein.

(e) Book value per share is calculated as total shareholders' equity divided by the number of shares outstanding at the end of the period, giving effect in the case of the pro forma amounts to the Common Share options exercised and Shares repurchased as contemplated herein.

10. INTEREST OF DIRECTORS AND OFFICERS AND PRINCIPAL SHAREHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of the close of business on July 9, 1999, the Company had 6,465,872 Shares issued and outstanding. The following table sets forth for each of the Company's stock option plans the Shares reserved for issuance, the Shares issuable pursuant to exercisable options and the options which have an exercise price below the Purchase Price:

                                                                               EXERCISABLE OPTIONS
                                                                                   WITH EXERCISE
                                              SHARES RESERVED    EXERCISABLE        PRICE BELOW
                 PLAN NAME                     FOR ISSUANCE        OPTIONS        PURCHASE PRICE
                 ---------                    ---------------    -----------   -------------------
1992 Share Incentive Plan                         337,708          157,117            157,117
1994 Directors' Share Option Plan                   6,833            6,833              4,999
1996 Key Employees and
 Consultants Stock Option Plan                    557,667          210,600             85,000
1996 Outside Directors Stock Option Plan          175,000           92,500             80,500
                                                ---------          -------            -------
TOTALS                                          1,077,208          467,050            327,616
                                                =========          =======            =======

     Each outstanding Share is entitled to one vote. The 3,300,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 51.0% of the Shares outstanding on July 9, 1999 (approximately 47.6% assuming exercise of outstanding exercisable Options).

     As of July 9, 1999, the Company's directors and executive officers as a group (9 persons) beneficially owned an aggregate of 1,419,941 Shares representing approximately 21.0% of the outstanding Shares, assuming the exercise by such persons of options that are currently exercisable or that are exercisable within 60 days.

     Neither the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

     Executive officers and directors of the Company may participate in the Offer on the same basis as the Company's other shareholders. The Company has been advised that certain of its directors and executive officers intend to tender up to an aggregate of 1,025,752 Shares pursuant to the Offer.

     The following table sets forth, as of July 9, 1999, the beneficial ownership of the Shares of each of the directors and executive officers of the Company and all directors and executive officers as a group, the number of Shares for which the director or executive officer has indicated an intention to tender, and the percent of Shares currently beneficially owned to the total number of shares outstanding after the Offer, assuming 3,300,000 shares have been purchased pursuant to the Offer.

Unless otherwise indicated, all information with respect to beneficial ownership has been furnished by the respective director or executive officer, as the case may be.

     The number of Shares for which the director or executive officer has indicated an intention to tender is based on the present intention of the named individual, and each such individual reserves the right to tender all or a portion of the Shares beneficially owned by him.

                                            COMMON SHARES                      SHARES TO BE
               NAME                      BENEFICIALLY OWNED(1)     PERCENT*      TENDERED
               ----                      ---------------------     -------     ------------
Dr. Jeffrey A. Green (2)                        449,981              14.0         250,000
Timothy G. Biro (3)                              13,200                **               0
Seth B. Harris (4)                               92,534               2.9               0
Terry C. Black                                   45,000               1.4          10,000
Herbert L. Hugill (5)                           100,000               3.1         100,000
Dr. Robert M. Stote                              43,974               1.4          32,000
Dr. Alan G. Walton (6)                          622,252              19.5         622,252
Dr. Mark J. Ratain                               41,500               1.3               0
Robert E. Flaherty                               11,500                **          11,500
                                              ---------         ---------       ---------
All directors and executive officers as
   a group (9 persons)                        1,419,941              40.9       1,025,752

----------

* Assumes that 3,300,000 Shares are purchased pursuant to the Offer. ** Less than 1 percent.

(1) The number of Shares deemed outstanding includes (i) 6,465,872 Shares outstanding as of the date of this Offer to Purchase and (ii) with respect to each of the following individuals and group the following number of Shares, which may be purchased pursuant to option exercises within 60 days after the date of this Offer to Purchase: Dr. Green (50,000 Shares); Mr. Biro (13,000 Shares); Mr. Harris (39,500 Shares); Dr. Stote (39,500 Shares); Mr. Hugill (50,000 Shares); Dr. Walton (14,500 Shares); Dr. Ratain (41,500 Shares); Mr. Flaherty (11,500 Shares); Mr. Black (40,000 Shares); Oxford BioScience Management Partners ("OBM") (3,167 Shares); all directors and executive officers as a group (302,667 Shares).

(2) Includes 150,000 Shares held by Dr. Green's wife, as to which he disclaims beneficial ownership.

(3)  Includes 200 Shares held by Mr. Biro's wife.

(4) Includes 400 Shares held by Mr. Harris' wife and 44,634 shares held in trust for Mr. Harris.

(5)  Includes 50,000 Shares held in trust for Mr. Hugill.

(6) Includes 408,690 and 82,517 Shares owned by Oxford BioScience Partners, L.P. ("Oxford") and Oxford BioScience Partners (Adjunct), L.P. ("Oxford Adjunct"), respectively, of which OBP Management, L.P. ("OBP") is the general partner, and 113,378 Shares owned by Oxford BioScience Partners (Bermuda) Limited Partnership ("Oxford Bermuda"), of which OBP Management (Bermuda) Limited Partnership ("OBP Bermuda") is the general partner. OBP may be deemed to be the beneficial owner of Shares owned by Oxford Bermuda. Also includes 3,167 and 14,500 Shares issuable upon exercise of options owned by OBM and Dr. Walton, respectively, that are currently exercisable. Dr. Walton, a director of the Company, is a general partner of OBP, OBP Bermuda and OBM and may be deemed to be a beneficial owner of the Shares held by such entities. The information provided herein with respect to the beneficial ownership of the Shares by Oxford, Oxford Adjunct and Oxford Bermuda was obtained solely from a Schedule 13G filed with the Commission on February 12, 1999 by the Oxford BioScience Funds.

     Except for outstanding options to purchase shares granted to directors and executive officers and as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, the Company anticipates there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of Nasdaq, the Company does not believe its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from Nasdaq. However, depending on the number of Shares purchased in the Offer and the trading price of the Shares after the Expiration Date, the Company may not satisfy one of the continued listing standards of Nasdaq, which would require the Company to prepare a reasonable plan to meet then-existing listing standards within 90 days in order to maintain its listing on Nasdaq. Such a delisting of the Shares, together with the substantial decrease in the percentage of Shares held by shareholders, could result in a substantial decrease in the liquidity of the Shares, even if the Company continues to be a reporting company under the Exchange Act and continues to file the periodic reports (including annual and quarterly reports) required to be filed thereunder. If the Shares are delisted from Nasdaq, the Shares may only be able to trade in the over-the-counter market. Although prices in respect of trades may be published by the National Association of Securities Dealers, Inc. on its electronic bulletin board and "pink sheets," quotes for such shares would not be as readily available; accordingly, the Shares could trade much less frequently than the Shares traded prior to any such delisting, which could have a material adverse effect on the market value of the Shares.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6.

13.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes the principal United States federal income tax consequences to United States Holders (as defined below) of a sale of Shares pursuant to the Offer. Those shareholders who do not participate in the Offer should not incur any United States federal income tax liability from the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing United States Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described herein (possibly on a retroactive basis).

     This summary addresses only Shares held as capital assets. It does not address all of the United States federal tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers or traders in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or that have a functional currency other than the United States dollar). This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). This summary does not address the state, local or foreign tax consequences of participating in the Offer. EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO SUCH HOLDER OF PARTICIPATION IN THE OFFER.

     A "United States Holder" is a holder of Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States,
(ii) a corporation or partnership created or organized in or under the laws of the United States or any State or division thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered United States Holders for federal income tax purposes. A "Non-United States Holder" is a holder of Shares other than a United States Holder.

     A United States Holder participating in the Offer will be treated either as having sold Shares or as having received a dividend distribution from the Company. In that regard, under Section 302 of the Code, a United States Holder whose Shares are sold pursuant to the Offer will be treated as having sold Shares if the sale (i) results in a "complete termination" of all of such holder's equity interest in the Company, (ii) is a "substantially disproportionate" redemption with respect to such holder or (iii) is "not essentially equivalent to a dividend" with respect to such holder. In applying each of the Section 302 tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities.

     The receipt of cash by a shareholder will result in a "complete termination" of the shareholder's interest if either (i) all of the Shares that are actually and constructively owned by the shareholder are transferred pursuant to the Offer or (ii) all of the Shares actually owned by the shareholder are sold pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, the attribution of the Shares constructively owned by the shareholder in accordance with the procedures described in the Code. A sale of Shares will be "substantially disproportionate" with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the sale of Shares pursuant to the Offer is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the sale (treating Shares sold pursuant to the Offer as outstanding). A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has concluded in a published ruling that even a minor reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs constitutes such a "meaningful reduction."

     If a United States Holder is treated as having sold Shares, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's adjusted tax basis in the Shares sold to the Company. In the case of an individual United States Holder whose holding period for such Shares exceeds one year, the maximum marginal United States federal income tax rate of 20% applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income of 39.6%.

     If a United States Holder who participates in the Offer is not treated as having sold Shares, such holder will be treated as receiving a dividend to the extent of such holder's ratable share of the Company's earnings and profits. Such a dividend will be includible in the United States Holder's gross income as ordinary income without reduction for the adjusted tax basis of the Shares sold. In such event, the United States Holder's adjusted tax basis in its Shares sold in the Offer generally will be added to such holder's adjusted tax basis in the remaining Shares. A dividend received by a corporate United States Holder may be (i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's earnings and profits, it will be treated first as a tax-free return of such United States Holder's tax basis in the Shares and thereafter as capital gain. See Section 3 with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders and the backup withholding tax requirements.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, AND OF CERTAIN FEDERAL TAX LAWS.

14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder's Shares. The Company also expressly reserves the right, in its reasonable discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its reasonable discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Daylight Savings Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i)(a) the Company increases or decreases the price to be paid for Shares, (b) materially increases the Dealer Manager fee, (c) increases the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, or (d) decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Daylight Savings Time.

15.  FEES AND EXPENSES.

     The Company has retained McDonald Investments Inc. ("McDonald") to act as its financial advisor, as well as the Dealer Manager, in connection with the Offer. McDonald will receive a fee for its services of the greater of (i) $150,000 or (ii) $0.06 per Share tendered to a maximum of $275,000. The Company also has agreed to reimburse McDonald for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify McDonald against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

     The Company has retained MacKenzie Partners, Inc. as Information Agent in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, telex, telegraph and personal interview, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for their services. The Company will also reimburse the Information Agent for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     The Company has retained National City Bank to act as Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     NEITHER THE INFORMATION AGENT, THE DEALER MANAGER NOR THE DEPOSITARY HAS BEEN RETAINED TO MAKE SOLICITATIONS OR RECOMMENDATIONS IN CONNECTION WITH THE OFFER.

     No fees or commissions will be payable by the Company to brokers, dealers or other persons (other than fees to the Dealer Manager as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary. The Company, however, upon request through the Dealer Manager or the Information Agent, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 6 in the Letter of Transmittal.

16.  MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

                               FURTHER INFORMATION

         The Company files reports, proxy statements and other information with the Commission under the Exchange Act. These reports and statements are available upon request from the Secretary of the Company at the Company's principle executive office. This information may be read and copied at the following Commission locations:

Public Reference Room    New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.   7 World Trade Center       Citicorp Center
Room 1024                Suite 1300                 500 West Madison Street
Washington, D.C. 20549   New York, New York 10048   Suite 1400
                                                    Chicago, Illinois 60661-2511

         Copies of this information are also available by mail from the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington D.C., 20549, at prescribed rates. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. may be obtained by calling the Commission at 1-800-SEC-0330.

         The Commission also maintains a world wide web site that contains reports, proxy statements and other information about registrants, such as the Company, that file electronically with the Commission. The address of that web site is http://www.sec.gov.

         THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

         Pursuant to Rule 13e-4 of the General Rules and Regulations of the Commission under the Exchange Act, the Company has filed with the Commission a
Schedule 13E-4 that contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.








                                                    DATATRAK INTERNATIONAL, INC.

July 12, 1999

     Facsimile copies of the Letter of Transmittal will be accepted, The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its address set forth below:

                                THE DEPOSITARY:

                               NATIONAL CITY BANK

       BY FIRST CLASS OR EXPRESS MAIL:                BY HAND AND OVERNIGHT DELIVERY:
              NATIONAL CITY BANK                             NATIONAL CITY BANK
          CORPORATE TRUST OPERATIONS                     CORPORATE TRUST OPERATIONS
            POST OFFICE BOX 94720                          3RD FLOOR, NORTH ANNEX
          CLEVELAND, OHIO 44101-4720                       4100 WEST 150TH STREET
                                                         CLEVELAND, OHIO 44135-1385
                             TOLL-FREE TELEPHONE: (800) 622-6757
                                BY FACSIMILE: (216) 252-9163

                             THE INFORMATION AGENT:

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH STREET
                            NEW YORK, NEW YORK 10010
                            (212) 929-5500 (COLLECT)
                           (800) 322-2885 (TOLL FREE)

                              THE DEALER MANAGER:

                           MCDONALD INVESTMENTS INC.
                           MCDONALD INVESTMENT CENTER
                              800 SUPERIOR AVENUE
                             CLEVELAND, OHIO 44114